Exhibit 99.1

FOR IMMEDIATE RELEASE

The Oncology Institute Reports First Quarter 2025 Financial Results and Reaffirms Full Year 2025 Guidance

CERRITOS, Calif., May 14, 2025 -- The Oncology Institute, Inc. (NASDAQ: TOI) (“TOI” or the “Company”), one of the largest value-based community oncology groups in the United States, today reported financial results for its three months ended March 31, 2025.

Recent Operational Highlights

•	Retail Pharmacy and Dispensary set fill records, contributing $49.3 million revenue and over $9 million in gross profit in Q1. The Pharmacy and Dispensary segment grew over 20% in the first quarter of 2025 vs. prior year
•	Fee-for-service growth of 9% in Q1 2025 over Q4 2024, highlighting the impact of our investments in referral relationship management and call center expansion.
•	Strong start to 2025 with multiple capitated contract wins, adding over 100,000 lives, which will ramp in the first and second quarters of 2025 on four agreements across the Florida, California and Nevada markets
•	Started first fully-delegated capitation agreement with a major health plan in Florida on March 1 with delegation for Utilization Management and Claims and Network
•	Signed a new capitation contract in Nevada during the first quarter, which adds over 80,000 Medicaid lives to Clark County with an effective date of July 1
•	Started a contract with a new California-based IPA within a geography where TOI has a strong presence
•	Won sole source designation for a major captive provider group within an existing region where TOI was previously dual-sourced with another oncology provider, a contract that will start in the second quarter

First Quarter 2025 Financial Highlights

•	Consolidated revenue of $104.4 million, an increase of 10.3% from $94.7 million compared to the prior year quarter
•	Gross profit of $17.2 million, an increase of 44.1% compared to the prior year quarter
•	Net loss of $19.6 million compared to net loss of $19.9 million for the prior year quarter. The positive change in loss from operations from prior year same quarter was offset primarily by non-cash charges related to interest expense and the fair value of derivative liabilities
•	Basic and diluted (loss) earnings per share of $(0.21) compared to $(0.22) for the prior year quarter
•	Adjusted EBITDA of $(5.1) million compared to $(10.9) million for the prior year quarter
•	Cash and cash equivalents of $39.7 million as of March 31, 2025
•	Successfully closed on a private placement that resulted in gross proceeds of approximately $16.5 million and contributed to our working capital and liquidity to fund TOI's ongoing growth
•	Entered into an exchange agreement, whereby approximately $4.1 million aggregate principal amount of our senior secured convertible notes were exchanged for common-equivalent preferred stock and common warrants

Management Commentary

Daniel Virnich, CEO of TOI, commented, "We are pleased to report a strong start to 2025, driven by disciplined operational management, increased efficiencies, and strategic market expansion. We are executing against a near-term path to sustained cash flow positivity and profitability in the second half of 2025. We believe our growth momentum positions TOI for full year profitability in 2026, supported by continued strength in value-based contract wins, organic FFS growth, and pharmacy expansion. We see continued acceleration in our near-term capitation pipeline, with anticipated new capitation contracts in the first half of 2025 projected to add approximately $50 million in new revenue on an annualized basis, with line of sight to an additional 100,000 lives in the second half of the year."

Outlook for Fiscal Year 2025

TOI uses Adjusted EBITDA and Free Cash flow, each a non-GAAP metric, as an additional tool to assess its operational and financial performance. See "Financial Information: Non-GAAP Financial Measures" below. In reliance on the unreasonable efforts exception provided under Regulation S-K, TOI is not reasonably able to provide a quantitative reconciliation for forward-looking information of Adjusted EBITDA and Free Cash Flow to net (loss) income and net cash provided by operations, respectively, the most directly comparable GAAP financial measures, without unreasonable efforts due to uncertainties regarding taxes, capital expenditures, operating activities, share-based compensation, goodwill impairment charges, change in fair value of liabilities, unrealized (gains) losses on investments, practice acquisition-related costs, consulting and legal fees, transaction costs and other non-cash items. The variability of these items could have an unpredictable, and potentially significant, impact on TOI’s future GAAP financial results. Consequently TOI reaffirms its full year 2025 guidance:

2025 Guidance
Revenue	$460 to $480 million
Gross Profit	$73 to $82 million
Adjusted EBITDA	$(8) to $(17) million
Free Cash Flow	$(12) to $(21) million

The Company expects Adjusted EBITDA of approximately $(4) to $(5) million in the second quarter of 2025 primarily due to stabilization of our contracts and initial lower encounter volumes. TOI's achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in its filings with the U.S. Securities and Exchange Commission. The outlook does not take into account the impact of any unanticipated developments in the business or changes in the operating environment, nor does it take into account the impact of TOI's acquisitions, dispositions or financings. TOI's outlook assumes a largely reopened global market, which would be negatively impacted if closures or other restrictive measures persist or are reimplemented.

First Quarter 2025 Results

Consolidated revenue for Q1 2025 was $104.4 million, an increase of 10.3% compared to Q1 2024.

Revenue for patient services was $53.1 million, up 1.2% compared to Q1 2024. Notably, we also saw our fee for service business return to growth during the first quarter, increasing 2.3% to $35.6 million in Q1 2025 versus the prior year period. We are encouraged by the positive patient and referral feedback on TOI's services, and our strong track record for high quality care combined with our value-oriented model gives us confidence in our continued FFS growth driven by patient choice and health system and community providers' patient referrals. Dispensary revenue increased 24.2% compared to Q1 2024 due to continued growth in the attachment of prescriptions to our patient visits.

Gross profit in Q1 2025 was $17.2 million, an increase of 44.1% compared to Q1 2024. The increase is attributed to improvement in revenue and margin in both Capitation and Fee For Service within Patient Services, as well as improvement in both revenue and margin in TOI’s Dispensary segment. Margin improvement in the first quarter for both Patient Services and Dispensary businesses is primarily related to the contribution of our dispensary segment and the recognition of a one-time rebate recognized over the past two quarters related to the renewal of a three-year contract with TOI’s primary drug supplier that is not expected to recur in future quarters, although we do expect the benefit of drug price increases to improve over the course of 2025. Gross profit is calculated by subtracting direct costs of patient services, dispensary, and clinical trials and other from consolidated revenues.

Selling, general and administrative ("SG&A") expenses in Q1 2025 were $25.4 million or 24.3% of revenue, compared with $28.5 million, or 30.1% of revenue, in Q1 2024. The decrease in SG&A expenses was due to our cost discipline and operational efficiency.

Net loss for Q1 2025 was $19.6 million, an increase of $303 thousand in income compared to Q1 2024. The decrease in loss from operations from the prior year quarter was offset primarily by the increase in non-cash interest expense (write down related to the partial prepayment of convertible note) and the change in the fair value of the conversion option derivative liability (non-cash).

Adjusted EBITDA was $(5.1) million, an increase of $5.8 million compared to Q1 2024.

Net cash and cash equivalents used in operating activities was $(5.0) million for Q1 2025. Free Cash Flow was $(4.0) million, compared to $(15.4) million in Q1 2024.

Webcast and Conference Call

TOI will host a conference call on Wednesday, May 14, 2025 at 5:00 p.m. (Eastern Time) to discuss first quarter results and management’s outlook for future financial and operational performance.

The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13752832. The replay will be available until Wednesday, May 21, 2025.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of TOI's website at https://investors.theoncologyinstitute.com.

About The Oncology Institute, Inc.

Founded in 2007, TOI is advancing oncology by delivering highly specialized, value-based cancer care in the community setting. TOI offers cutting-edge, evidence-based cancer care to a population of approximately 1.9 million patients including clinical trials, transfusions, and other services traditionally associated with the most advanced care delivery organizations. With nearly 120 employed clinicians and more than 700 teammates in over 70 clinic locations and growing, TOI is changing oncology for the better. For more information visit www.theoncologyinstitute.com.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “preliminary,” “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “predict,” “potential,” “guidance,” “approximately,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, anticipated financial results, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations. These statements are based on various assumptions and on the current expectations of TOI and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by anyone as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of TOI. These forward-looking statements are subject to a number of risks and uncertainties, including the accuracy of the assumptions underlying the 2025 full fiscal year outlook and the Q2 2025 outlook with respect to Adjusted EBITDA discussed herein, the outcome of judicial and administrative proceedings to which TOI may become a party or investigations to which TOI may become or is subject that could interrupt or limit TOI’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in TOI’s patient or payors' preferences, prospects and the competitive conditions prevailing in the healthcare sector; failure to continue to meet stock exchange listing standards; the impact of COVID-19 on TOI’s business; those factors discussed in the documents of TOI filed, or to be filed, with the SEC, including the Item 1A. "Risk Factors" section of TOI's Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 26, 2025 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that TOI currently is evaluating or does not presently know or that TOI currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect TOI’s plans or forecasts of future events and views as of the date of this press release. TOI anticipates that subsequent events and developments will cause TOI’s assessments to change. TOI does not undertake any obligation to update any of these forward-looking statements. These forward-looking statements should not be relied upon as representing TOI’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Financial Information; Non-GAAP Financial Measures

Some of the financial information and data contained in this press release, such as Adjusted EBITDA and Free Cash Flow, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). TOI’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial measures determined in accordance with GAAP. Because of the limitations of non-GAAP financial measures, you should consider the non-GAAP financial measures presented in this press release in conjunction with TOI’s financial statements and the related notes thereto.

TOI believes that the use of Free Cash Flow provides an additional tool to assess the Company's financial performance, evaluate its ability to generate cash from operations, and plan for future investments and obligations. Free Cash Flow is useful in understanding the cash available for strategic initiatives. It also helps in comparing TOI's financial performance with other similar companies, many of which use similar non-GAAP financial measures to provide insights into their cash generation capabilities. However, the principal limitation of Free Cash Flow is that it does not account for certain cash outflows or inflows that are required by GAAP to be recorded in TOI's financial statements. TOI defines Free Cash Flow as net cash flow provided by (used in) operations plus cash paid for interest, less capital expenditures.

TOI believes that the use of Adjusted EBITDA provides an additional tool to assess operational and results of our performance, to plan and forecast future periods, and factors and trends in, and in comparing our financial measures with, other similar companies, many of which present similar non-GAAP financial measures to investors. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recorded in TOI's financial statements.

TOI defines Adjusted EBITDA as net (loss) income plus depreciation, amortization, interest, taxes, non-cash items, share-based compensation, goodwill impairment charges, change in fair value of liabilities, unrealized gains or losses on investments and other adjustments to add-back the following: consulting and legal fees related to acquisitions, one-time consulting and legal fees related to certain advisory projects, software implementations and debt or equity financings, severance expense and temporary labor and recruiting charges to build out our corporate infrastructure.

A reconciliation of Adjusted EBITDA to net loss and Free Cash Flow to net cash flow used in operations, the most comparable GAAP metrics, is set forth below:

Free Cash Flow Reconciliation

	Three Months Ended March 31,		Change
(dollars in thousands)	2025	2024	$	%
Net cash and cash equivalents used in operating activities	$(4,988)	$(15,883)	$10,895	68.6%
Cash paid for interest	1,290	1,134	156	(13.8)%
Purchases of property and equipment	(328)	(610)	282	46.2%
Free Cash Flow	$(4,026)	$(15,359)	$11,333	73.8%

Adjusted EBITDA Reconciliation

	Three Months Ended March 31,		Change
(dollars in thousands)	2025	2024	$	%
Net loss	$(19,585)	$(19,888)	$303	(1.5)%
Depreciation and amortization	1,784	1,489	295	19.8%
Interest expense, net	5,570	1,985	3,585	180.6%
Non-cash addbacks(1)	(163)	(39)	(124)	317.9%
Share-based compensation	1,458	4,087	(2,629)	(64.3)%
Changes in fair value of liabilities	3,352	—	3,352	100.0%
Unrealized (gains) losses on investments	6	(82)	88	(107.3)%
Post-combination compensation expense(2)	13	130	(117)	(90.0)%
Consulting and legal fees(3)	332	176	156	88.6%
Infrastructure and workforce costs(4)	2,124	1,185	939	79.2%
Transaction costs(5)	—	18	(18)	(100.0)%
Adjusted EBITDA	$(5,109)	$(10,940)	$5,831	(53.3)%
(1)	During the three months ended March 31, 2025, non-cash addbacks were primarily comprised of non-cash rent of $(163). During the three months ended March 31, 2024, non-cash addbacks were primarily comprised of net credit losses of $12 and non-cash rent of $(51).
(2)	Deferred consideration payments for practice acquisitions that are contingent upon the seller’s future employment at the Company.
(3)	Consulting and legal fees were comprised of a subset of the Company’s total consulting and legal fees, and related to certain advisory projects during the three months ended March 31, 2025. During the three months ended March 31, 2024, these fees related to advisory projects and software implementations.
(4)	Infrastructure and workforce costs were comprised of recruiting expenses to build out corporate infrastructure of $277 and $376, software implementation fees of $0 and $16, severance expenses resulting from cost rationalization programs of $140 and $10, temporary labor of $180 and $252, and legal fees related to infrastructure build out of $782 and $529 during the three months ended March 31, 2025 and 2024, respectively.
(5)	Transaction costs incurred during the three months ended March 31, 2024 were comprised of consulting, legal, administrative and regulatory fees associated with non-recurring due diligence projects.

Key Business Metrics

	Three Months Ended March 31,
(dollars in thousands)	2025	2024
Clinics (1)	81	87
Markets	18	14
Lives under value-based contracts (millions)	1.9	2.0
Net loss	$(19,585)	$(19,888)
Adjusted EBITDA (in thousands)	$(5,109)	$(10,940)
(1)	Includes independent oncology practices to which we provide limited management services, but do not bear the operating costs.

Consolidated Balance Sheets (Unaudited)
(in thousands except share data)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$39,739	$49,669
Accounts receivable, net	49,320	48,335
Other receivables	346	346
Inventories	12,308	10,039
Prepaid expenses and other current assets	5,107	4,029
Total current assets	106,820	112,418
Property and equipment, net	11,116	11,888
Operating right of use assets	24,209	25,782
Intangible assets, net	14,036	14,810
Goodwill	7,230	7,230
Other assets	591	589
Total assets	$164,002	$172,717
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$29,291	$24,324
Current portion of operating lease liabilities	6,816	6,798
Accrued expenses and other current liabilities	23,434	21,093
Total current liabilities	59,541	52,215
Operating lease liabilities	21,596	23,223
Derivative warrant liabilities	59	17
Conversion option derivative liabilities	3,694	385
Long-term debt, net of unamortized debt issuance costs	73,894	93,131
Other non-current liabilities	117	125
Deferred income taxes liability	32	32
Total liabilities	158,933	169,128
Stockholders’ equity:
Common Stock, 0.0001 par value, authorized 500,000,000 shares; 90,661,800 and 77,470,886 shares issued and outstanding at March 31, 2025 and 77,470,886 shares issued and 75,737,112 shares outstanding at December 31, 2024	9	8
Series A Convertible Preferred Stock, 0.0001 par value, authorized 10,000,000 shares; 202,278 shares issued and outstanding at March 31, 2025 and 165,045 shares issued and outstanding at December 31, 2024	—	—
Additional paid-in capital	236,477	215,413
Treasury Stock at cost, 1,733,774 shares at March 31, 2025 and December 31, 2024	(1,019)	(1,019)
Accumulated deficit	(230,398)	(210,813)
Total stockholders’ equity	5,069	3,589
Total liabilities and stockholders’ equity	$164,002	$172,717

Consolidated Statements of Operations (Unaudited)

(in thousands except share data)

	Three Months Ended March 31,
	2025	2024
Revenue
Patient services	$53,068	$52,453
Dispensary	49,293	39,679
Clinical trials & other	2,045	2,534
Total operating revenue	104,406	94,666
Operating expenses
Direct costs – patient services	47,080	49,497
Direct costs – dispensary	39,863	32,809
Direct costs – clinical trials & other	214	391
Selling, general and administrative expense	25,376	28,452
Depreciation and amortization	1,784	1,489
Total operating expenses	114,317	112,638
Loss from operations	(9,911)	(17,972)
Other non-operating expense (income)
Interest expense, net	5,570	1,985
Change in fair value of derivative warrant liabilities	43	—
Change in fair value of conversion option derivative liabilities	3,309	—
Other, net	752	(68)
Total other non-operating loss	9,674	1,917
Loss before provision for income taxes	(19,585)	(19,889)
Income tax expense	—	—
Net loss	$(19,585)	$(19,889)
Net loss per share attributable to common stockholders:
Basic	$(0.21)	$(0.22)
Diluted	$(0.21)	$(0.22)
Weighted-average number of shares outstanding:
Basic	77,098,825	74,234,287
Diluted	77,098,825	74,234,287

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(19,585)	$(19,889)
Adjustments to reconcile net loss to cash and cash equivalents used in operating activities:
Depreciation and amortization	1,784	1,489
Amortization of debt issuance costs and debt discount	4,874	1,559
Share-based compensation	1,458	4,087
Change in fair value of liability classified warrants	43	—
Change in fair value of liability classified conversion option derivatives	3,309	—
Unrealized (gain) loss on investments	—	(85)
Accretion of discount on investment securities	—	(324)
Loss on disposal of property and equipment	—	12
Changes in operating assets and liabilities:
Accounts receivable	(985)	(16,400)
Other receivables	—	183
Inventories	(2,269)	2,124
Prepaid expenses	(1,078)	(629)
Operating right-of-use assets	1,447	1,753
Other assets	(2)	(7)
Accounts payable	5,057	6,357
Operating lease liabilities	(1,609)	(1,399)
Accrued expenses and other current liabilities	2,567	5,368
Other non-current liabilities	1	(82)
Net cash and cash equivalents used in operating activities	(4,988)	(15,883)
Cash flows from investing activities:
Purchases of property and equipment	(328)	(610)
Proceeds from asset disposition	126	—
Sales of marketable securities/investments	—	19,998
Net cash and cash equivalents (used in) provided by investing activities	(202)	19,388
Cash flows from financing activities:
Proceeds from private placement, net of offering costs	15,359	—
Payments made for financing of insurance payments	(226)	(1,002)
Principal payments on long-term debt	(20,000)	—
Principal payments on financing leases	(10)	(9)
Common stock issued for options exercised	137	73
Net cash and cash equivalents used in financing activities	(4,740)	(938)
Net (decrease) increase in cash and cash equivalents	(9,930)	2,567
Cash and cash equivalents at beginning of period	49,669	33,488
Cash and cash equivalents at end of period	$39,739	$36,055

Contacts

Media

The Oncology Institute, Inc.

Daniel Virnich, MD

danielvirnich@theoncologyinstitute.com

(562) 735-3226 x 81125

Investors

Solebury Strategic Communications

investors@theoncologyinstitute.com